Exhibit 10.36

[INTERACTIVE DATA JAPAN KK LETTERHEAD]

April     , 2011

Daniel Videtto

The Manor Nishi Azabu 203

Nishi Azabu 3-5-35

Minato-ku, Tokyo 106-0031

Japan

Re:	Offer Letter

Dear Dan:

I am pleased to offer you an opportunity to serve as outside director and the non-executive chairman (hijokin kaicho) (the “Chairman”) of the Board of Directors of Interactive Data Japan KK (“IDJ”) commencing on or about April 1, 2011. As the Chairman your responsibilities and duties will be those customary for a non-executive director and Chairman for a company in this industry and of the size of IDJ. Nothing herein shall be construed to create a right for you to continue as a service provider for IDJ for any specified period of time and your engagement may be terminated by you or IDJ at any time for any or no reason.

As consideration for your services, you will be entitled to a monthly director fee of US$10,000, payable monthly in arrears. Additionally, subject to the approval of the Compensation Committee of Igloo Holdings Corporation (the “Corporation”), you will be granted an option to purchase 100,000 shares of common stock, par value $0.01 per share, of the Corporation promptly following your commencement date. Such option shall be subject to the terms and conditions of the Corporation’s 2010 Stock Incentive Plan (the “Plan”) and an award agreement which will be separately provided to you.

As a condition to IDJ offering you the position of Chairman hereunder, you have represented and warranted to IDJ that —

1.	you are entering into this letter agreement voluntarily and that your service hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by you of any agreement to which you are a party or by which he may be bound;

2.	you have not violated, and in connection with your service to IDJ will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a current or prior employer by which you are or may be bound; and

3.	in connection with your service to IDJ, you will not use any confidential or proprietary information you may have obtained in connection with employment with any current or prior employer.

During the period of your service and thereafter, you shall keep confidential all non-public information learned or obtained through performance of your duties as the Chairman of IDJ.

We look forward to working with you and welcome the contributions that you will make to IDJ. Please confirm your acceptance of the above by signing and returning this letter to me no later than April     , 2011.

Sincerely, INTERACTIVE DATA JAPAN KK

By:	/s/ Roger J. Sargeant
Name: Title:	Roger Sargeant CEO Interactive Data Japan KK

Accepted and agreed to as of the 5th day of April 2011:

DANIEL VIDETTO

/s/ Daniel Videtto

Daniel Videtto

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